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                                                                                                                Exhibit 12.1

                             WIND RIVER SYSTEMS, INC.
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                        Year ended January 31,                            Six months ended July 31,
                                   ------------------------------------------------------------------   ----------------------------
                                       1993         1994         1995         1996           1997          1996           1997
                                   ------------------------------------------------------------------   ----------------------------
Pre-tax income from continuing
operations                         $ 2,871,000   $ 653,000   $ 3,905,000   $ 8,791,000   $ 17,957,000   $ 5,780,000   $ 10,657,000

Minority interest in the income
(loss) of majority owned
subsidiary with fixed charges          (13,000)    199,000       (76,000)      (13,000)       325,000        60,000         (8,000)
                                   -----------------------------------------------------------------------------------------------
                                     2,858,000     852,000     3,829,000     8,778,000     18,282,000     5,840,000     10,649,000
                                   -----------------------------------------------------------------------------------------------
Fixed charges:
Interest expense                       299,000     146,000       232,000       199,000         -               -             -

Appropriate portion (33%) of
rentals (1)                            408,416     410,732       492,694       555,189        655,895       295,872        401,682
                                   -----------------------------------------------------------------------------------------------

Total fixed charges                    707,416     556,732       724,694       754,189        655,895       295,872        401,682
                                   -----------------------------------------------------------------------------------------------

Earnings before income taxes,
minority interest and fixed
charges                            $ 3,565,416  $1,408,732   $ 4,553,694   $ 9,532,189   $ 18,937,895   $ 6,135,872   $ 11,050,682
                                   -----------------------------------------------------------------------------------------------
                                   -----------------------------------------------------------------------------------------------

Ratio of earnings to fixed
charges                                   5.04       2.53           6.28         12.64          28.87         20.74          27.51
                                   -----------------------------------------------------------------------------------------------
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(1) 33% is the estimated portion of rental expense deemed by the Company to be a reasonable approximation of the interest factor of rental payments under operating leases.